Exhibit 5.1

[Goodwin Procter Letterhead]

June 2, 2025

Medical Properties Trust, Inc.

MPT Operating Partnership, L.P.

MPT Finance Corporation

1000 Urban Center Drive, Suite 501

Birmingham, AL 35242

Re:	Securities Being Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and/or sale from time to time of any combination of (i) common stock, par value $0.001 per share ( “Common Stock”), of Medical Properties Trust, Inc., a Maryland corporation (the “Company”), (ii) preferred stock, par value $0.001 per share, of the Company (“Preferred Stock”), (iii) debt securities ( “Debt Securities”) of MPT Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), and MPT Finance Corporation, a Delaware corporation (“MPT Finance” and, together with the Operating Partnership, the “Issuers”), and (iv) guarantees of Debt Securities (“Guarantees”) by the Company. The Common Stock, Preferred Stock, Debt Securities and Guarantees are referred to collectively herein as the “Securities.” The Securities may be issued in an unspecified number (with respect to Common Stock and Preferred Stock) or in an unspecified principal amount (with respect to Debt Securities and Guarantees). The Registration Statement provides that the Securities may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more prospectus supplements (each a “Prospectus Supplement”) to the prospectus contained in the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Issuers and the Company.

The opinions set forth below are limited to the Maryland General Corporation Law (which includes reported judicial decisions interpreting the Maryland General Corporation Law), the Delaware General Corporation Law, the Delaware Revised Uniform Limited Partnership Act and the law of New York.

For purposes of the opinions set forth below, without limiting any other exceptions or qualifications set forth herein, we have assumed that (i) after the issuance of any Securities offered pursuant to the Registration Statement, the total number of issued shares of Common Stock or Preferred Stock, as applicable, together with the total number of shares of such stock issuable upon the exercise, exchange, conversion or settlement, as the case may be, of any exercisable, exchangeable or convertible security, as the case may be, then outstanding, will not exceed the total number of authorized shares of Common Stock or Preferred Stock, as applicable, then available for issuance under the Company’s articles of incorporation as then in effect (the “Charter”), and (ii) each of the Debt Securities, Guarantees, indentures and other agreements governing the Debt Securities and Guarantees offered pursuant to the Registration Statement will be governed by the internal law of New York.

For purposes of the opinions set forth below, we refer to the following as the “Future Approval and Issuance” of Securities:

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with respect to any of the Securities, (a) the approval by the Issuers or the Company, as applicable, of the amount, terms and issuance, as applicable, of such Securities (the “Approval”) and (b) the issuance of such Securities in accordance with the Approval upon the receipt by the Issuers or the Company, as applicable, of the consideration (which, in the case of shares of Common Stock or Preferred Stock, is not less than the par value of such shares) to be paid in accordance with the Approval;

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with respect to Preferred Stock, (a) the establishment of the terms of such Preferred Stock by the Company in conformity with the Charter and applicable law and (b) the execution, acknowledgement and filing with the Maryland State Department of Assessments and Taxation, and the effectiveness of, a certificate of designations to the Charter setting forth the terms of such Preferred Stock in accordance with the Charter and applicable law;

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with respect to Debt Securities, (a) the approval, execution and delivery of the indenture or a supplemental indenture relating to such Debt Securities by the Issuers and the trustee thereunder and/or (b) the establishment of the terms of such Debt Securities by the Issuers in conformity with the applicable indenture or supplemental indenture and applicable law, and (c) the execution, authentication and issuance of such Debt Securities in accordance with the applicable indenture or supplemental indenture and applicable law; and

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with respect to the Guarantees, (a) the approval by the Company of the terms and issuance of the Guarantees (the “Company Approval”) and (b) the issuance of such Guarantees in accordance with the Company Approval.

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1.	Upon the Future Approval and Issuance of shares of Common Stock, such shares of Common Stock will be validly issued, fully paid and nonassessable.

2.	Upon the Future Approval and Issuance of shares of Preferred Stock, such shares of Preferred Stock will be validly issued, fully paid and nonassessable.

3.	Upon the Future Approval and Issuance of Debt Securities, such Debt Securities will be valid and binding obligations of the Issuers.

4.	Upon the Future Approval and Issuance of Guarantees, such Guarantees will be valid and binding obligations of the Company.

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/S/ GOODWIN PROCTER LLP
GOODWIN PROCTER LLP